August 30, 2004

William A. Rakoczy

312.222.6301 telephone
312.222.6321 facsimile
wrakoczy@lordbissell.com

VIA HAND-DELIVERY

The Honorable Irene M. Keeley
Chief Judge
United States District Court
500 West Pike Street
P.O. Box 2808
Clarksburg, West Virginia 26302-2808

Re:	Mylan Pharmaceuticals Inc. v. FDA et al.,
Civil Action No. 1:04cv00174 (N.D. W. Va.)

Dear Judge Keeley:

     On behalf of Mylan Pharmaceuticals Inc., the purpose of this letter is to notify the Court of, and explain to the Court the reason for, the attached notice of voluntary dismissal without prejudice that Mylan has today filed with the Clerk.

     During the proceedings at the preliminary injunction hearing, counsel for both FDA and P&G disclosed facts and positions that have a significant bearing on related aspects of the “authorized generic” question and the considerable anticompetitive effects of authorized generics on the industry. The importance of these issues to Mylan and the entire generic pharmaceutical industry has led Mylan to conclude that all potential claims and aspects of the problems raised by authorized generics should be presented for review together in one action. In these circumstances, and because of potential preclusion concerns, Mylan feels compelled to withdraw its action without prejudice at this time in order to evaluate all of the potential issues and claims concerning authorized generics arising out of the recent hearing.

312-527-2157 main phone
312-527-4205 main fax

www.rmmlegal.com	6 West Hubbard Street , Suite 500, Chicago , IL 60610

The Honorable Irene M. Keeley
Chief Judge
United States District Court
August 30,2004

     Mylan is, of course, aware that the Court has committed significant time and effort to the issues raised to date. Mylan is deeply appreciative of those efforts and thankful for’the Court’s continuing courtesy and cooperation.

Very truly yours,

RAKOCZY MOLINO MAZZOCHI LLP

By:	/s/ William A. Rakoczy

William A. Rakoczy

Enclosure
cc:	All Counsel of Record